Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to use in this Registration Statement of GWL&A Financial Inc. and Great-West Life & Annuity Insurance Capital I on Form S-3 of our report dated September 28, 1998 on the balance sheet of GWL&A Financial Inc., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

Denver, Colorado
September 28, 1998